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                                                                     EXHIBIT 3.8


                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                        BIODYNAMICS INTERNATIONAL, INC.


Pursuant to the provisions of Section 607.181 of the Florida General Corporation Act, the undersigned corporation does hereby adopt these Articles of Amendment to the Articles of Incorporation, and the undersigned officer does hereby certify individually and on behalf of the undersigned corporation as follows:

         1. The name of the corporation is Biodynamics International, Inc. (the "Company"). The Articles of Incorporation of this Corporation were filed by the Department of State of the State of Florida and became effective on December 6, 1991.
                 The document number of this Corporation is S98512.

         2. A new Article VII to the Articles of Incorporation of this Corporation shall be as follows:

                                  ARTICLE VII

The 26,875,090 shares of common stock of the Corporation, par value $0.01 per share, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are automatically reclassified and changed (without any further act) into 2,687,509 fully-paid and non-assessable shares of common stock of the Corporation, par value $0.01 per share (subject to adjustment due to rounding of fractional shares), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued. The fractional share shall be rounded up to the next whole number.

         3. This Amendment was recommended by the Board of Directors of the Corporation's shareholders on September 22, 1997.

         4. On November 10, 1997, the holders of a majority of the outstanding shares of Common Stock of the Corporation's Articles of Incorporation at a special, duly called and convened meeting of such shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be executed this 10th day of November, 1997.


                                        BIODYNAMICS INTERNATIONAL, INC.


                                        By:   _______________________________
                                              Karl Meister, President